                                                                        10. (xv)

March 6, 1998



Worthington W. Linen
300 Central Park West
New York, NY  10024

Dear Worth:

This document is the Employment Agreement between you and The Signature Group. The terms of your Employment Agreement are as follows:

POSITION
--------

     Your job title is Chairman & Chief Executive Officer, The Signature Group. You will report to the Chairman and C.E.O. Montgomery Ward and be a member of the Signature Group Board of Directors and Executive Committee.

BASE SALARY
-----------

     Your annual base salary is $700,000 and is paid semi-monthly. Any salary adjustments will require approval of the Signature Board of Directors and the Compensation Committee of the Montgomery Ward Board of Directors. However, your compensation (both base and target bonus level) will be reviewed for adjustment annually, and neither your base nor your target bonus will be decreased without your written consent.

SHORT TERM BONUS
----------------

     Your short term incentive plan target bonus is $350,000 annually. Based upon the achievement of specific goals conveyed to you in January of each year beginning in 1999 as determined by the Chairman & CEO of Montgomery Ward or his designee, subject to approval by the Compensation Committee of the Montgomery Ward Board of Directors which approval will not be unreasonably withheld, you may earn from zero up to 150% of your annual target bonus amount. Your target bonus award for each year shall be calculated and paid during the first fiscal quarter of the following year.

     For 1998 your annual target bonus award of $350,000 is guaranteed.

EQUITY CONSIDERATION
--------------------

     Due to Montgomery Ward's Chapter 11 filing and the Signature Group's relationship with Montgomery Ward, the specifics of long term equity awards to individual participants are not possible to announce at this time. However, upon

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     Montgomery Ward's emergence from bankruptcy or a Signature I.P.O., you will be eligible for participation in any equity or equity-like compensation plan(s) actually implemented, at a level consistent with your position with Signature, provided that you are actively employed by Signature at such time and Signature is still owned by Montgomery Ward. We will work with you to develop any equity plan in a manner that will provide a mutually beneficial tax consequence for all parties if possible.

SPECIAL LONG TERM BONUS PLAN
----------------------------

     For the period of fiscal 1998 through fiscal 2001, you will participate in a one-time Special Long Term Bonus Plan as Signature's Chief Executive Officer. This plan will reward you for your ability to increase the Earnings Before Interest and Taxes without Admin. Fee (E.B.I.T.) for the Signature Group.

     Using year-end 1997 E.B.I.T. for Signature of $90.2 million as your base line, you will receive a bonus award of 1.5% of the E.B.I.T. dollars over $90.2 million for each year of 1998 and 1999 which will be paid in the first quarter of 2000. A second bonus award of 1.5% of the EBIT dollars over $90.2 million for each year of 2000 and 2001 will be paid in the first quarter of 2002. These long term bonus awards will be paid as soon as possible after the final numbers for 1999 and 2001 are finalized.

     As an example, if you achieve the current forecasts for Signature's E.B.I.T. dollars for each year through 2001, your Long Term Bonus Plan would pay out as follows:

     ------------------------------------------------------------------------------------------------------
                                                First Two                                   Second Two
                                                Year Award                                  Year Award
                         1998        1999     Total Increase        2000          2001    Total Increase
                       --------    --------   --------------      --------      --------  --------------
     Forecast EBIT*    $115.2MM    $128.1MM                       $141.2MM      $150.7MM
     1997 Base Line      90.2MM      90.2MM                         90.2MM        90.2MM
                       --------    --------                       --------      --------

     EBIT Increase       25.0MM      37.9MM       $62.9MM           51.0MM        60.5MM    $111.5MM
                                                  x  .015                                   x   .015
                                                  -------                                   --------
                                                  $.944MM                                   $1.673MM
     ------------------------------------------------------------------------------------------------------

     * Changes in accounting practices/rules will not negatively impact you or the calculation of this bonus award. If such changes occur, your bonus award will be calculated using the current methodology.

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BENEFITS & PERQUISITES
----------------------

     In addition to all normal company benefit plans, you will participate in the following Executive Benefits Plan:

          .     Annual Physical Examination
          .     Executive Accident Insurance
          .     Executive Medical Coverage
          .     Executive Vacation

RELOCATION PLAN
---------------

     Signature will provide you with a relocation plan, including movement of household goods, househunting trips, home purchase plan at 100% of the appraised value of your home, and payment of your closing costs, without limitation, on your home purchase, plus up to two points on your financing of a new home. Your temporary housing expenses in the Chicago area for the first six months (or until relocation, if sooner) will be paid by Signature. You will be paid for your airfare to New York City weekly during your temporary living period. You will receive a gross up for the taxes (35% Federal and 3% State) you incur as a result of your relocation expenses.

     Additionally, you will receive a relocation allowance of $50,000 to handle incidental personal expenses in the move.

TERMINATION PLAN
----------------

     The term of this employment agreement is for April 1, 1998 until December 31, 2001. If your employment is terminated by Signature for any reason other than "Cause" as defined below or your voluntary resignation, you will receive within 30 days following your termination (with no mitigation obligation), a lump sum payment equal to your base salary for a twenty-four month period.

     In addition, you will receive Executive Outplacement Services and continue to participate in Executive Benefits Plans which includes the Health Care Plan along with "Benefits and Perquisites" described above for the twenty-four month period following your separation. In addition, you will receive in the first quarter after the fiscal year end of the year in which you were terminated, the portion of your Special Long Term Bonus Plan for the period that you have worked. The calculation will include any year end earnings for the year in which you are terminated.

     You will be given six months written notice if this agreement is not going to be renewed at the end of its term. If it is not renewed, you will receive within thirty (30) days following the end of this agreement (with no mitigation obligation) a lump sum payment equal to twenty-four months base salary, as well as the outplacement and Executive Benefits, and any award due under the Special Long Term Bonus Plan.

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

     "Cause" shall mean (i) your willful failure for reasons, other than an illness or disability, to substantially perform your duties hereunder, (ii) your willful failure to follow a written, lawful order or written directive for the Board of Directors or Chief Executive Officer of Montgomery Ward, or (iii) your conviction of any kind of felony or any misdemeanor involving moral turpitude. For purposes of this paragraph, no act, or failure to act, on your part will be considered "willful" unless such act, or failure to act by you was not in good faith and was without reasonable belief that your action or omission was in the best interest of the Company. No termination under clause (i) or (ii) above shall be effective unless: (1) within ten (10) business days of any action by you which causes the Board of Directors to conclude that cause exists, the Board provides written notice to you specifying in detail the nature of the claimed cause; and (2) you, without conceding that cause exists, have the opportunity to cure the alleged infraction as soon as practical but no later than thirty (30) days after receipt of the applicable notice (or such longer time as may be reasonably required by the nature of the alleged breach).

     For purposes of this agreement, any diminution of your job title, executive committee membership, board membership, base salary, target bonus, other compensation or benefits, a reduction in your job responsibilities, or, if Signature remains a subsidiary of Montgomery Ward, a change in your reporting relationship, or, if there is a Change of Control event as defined below, a substantial diminution in your reporting relationship within the new organization, without your prior written approval during the term of this agreement will allow you to elect the terms of this section as if you were terminated without "Cause". However, such election must be done in writing to the Chairman & CEO Montgomery Ward or his successor as your supervisor within sixty (60) days of the triggering event and the Company will have thirty (30) days to cure an action that caused your election to separate under this section.

CHANGE OF CONTROL
-----------------

     After a Change of Control Event as defined below, and for a period of four years after such date, if you are separated from the Company under provisions in the Termination Plan above (including any of the diminutions provisions under which you may elect to leave the Company), the lump sum severance payment payable within 30 days after your separation (with no mitigation obligation) will be twenty-four months base salary, plus two times your target bonus amount. Your Executive Benefits will continue for two years from your separation date. If the Change of Control Event is completed after December 31, 1998, you will also receive the portion of your Special Long Term Bonus Plan for the period that you were employed including any earnings for the year of your separation or $900,000, whichever is greater.

     A "Change of Control Event" shall mean any sale, lease, license, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the business and assets of The Signature Group or its Parent Company; a merger or consolidation in which Signature is not the surviving entity; a sale or other transfer where more than fifty percent (50%) of the voting

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

     stock of Signature is no longer owned by Montgomery Ward. However, this provision does not apply to an internal reorganization of Signature within Montgomery Ward so long as Signature remains a direct or indirect majority-owned subsidiary of Montgomery Ward.

     The Signature Group or its successor company will reimburse you for all reasonable attorney fees needed to enforce your rights under this section if the Company is found to be in breach of this Agreement.

     Except as provided in the following sentence, payments pursuant to this employment agreement ("Payments") shall not exceed the largest sum ("Parachute Limitation") which will not result, directly or indirectly, in the treatment of any amount paid or payable by the Company or any successor to you (whether or not pursuant to this employment agreement, and including the Payments) as an Excess Parachute Payment. Notwithstanding the preceding sentence, you shall receive the full amount of the Payments without regard to the Parachute Limitation if you would realize a greater aftertax amount receiving the full amount of the Payments without regard to the Parachute Limitation than you would realize by receiving the Payments limited to the Parachute Limitation as provided in the preceding sentence.

     All computations and determinations required by the preceding paragraph shall be made by your accountant, acting in good faith. The computations and determinations made any time by your accountant shall affect only those Payments not yet made pursuant to this employment agreement. For purposes of this employment agreement, the term "Excess Parachute Payment" shall have the same meaning as the term "excess parachute payment" has under section 280G of the Internal Revenue Code of 1986, as amended and the regulations thereunder.


NON-COMPETE
-----------

     In the event that you voluntarily leave The Signature Group, you will be bound by a non-compete agreement that provides that you will not be directly employed by nor perform work as director, officer, independent contractor, partner, or consultant for Cendant, Sears, Discover, Memberworks nor J. C. Penney or any of their affiliates for a period of one
     (1) year following your termination date.

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

This Agreement will be subject to the Laws of Illinois where applicable.

Each of the individuals signing this Agreement represents to the others that he has the right, capacity, power and authority to sign this Agreement on his behalf, or on behalf of Montgomery Ward and The Signature Group, as the case may be. This Agreement may be signed in counterparts, and facsimile signatures are deemed original signatures for purposes of executing this Agreement.

If you are in agreement with this letter, please sign for your acceptance below and return it to me.

Agreed to and Accepted for
Montgomery Ward and
The Signature Group


/s/ Roger V. Goddu
-------------------------------------------
      Roger V. Goddu
      Chairman & Chief
      Executive Officer
      Montgomery Ward & Co. Incorporated


/s/ Worthington Linen
-------------------------------------------
            Agreed to and Accepted by


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